Exhibit 21.1 - Subsidiaries of the Registrant

List of Subsidiaries


Name                                             Jurisdiction of Organization
----                                             ----------------------------
Bioanalytical Systems, Ltd.                            United Kingdom

BAS Technicol, Ltd.                                    United Kingdom

BAS Analytics, Ltd.                                    United Kingdom